EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:  Ross A. Benavides
		Chief Financial Officer
		(713) 860-2528



GENESIS ENERGY, L.P. UNITHOLDERS APPROVE PROPOSED
RESTRUCTURING AND GENESIS ENERGY, L.L.C. DECLARES
SPECIAL DISTRIBUTION


December 7, 2000 - Genesis Energy, L.P. (NYSE:GEL) announced that the proposal presented at its Special Meeting of Unitholders held today was approved. As a result of this approval, our subsidiary operating partnership agreement has been amended to:

? reduce the minimum quarterly distribution on the common units from the previous $0.50 to the current $0.20 per unit;
? reduce correspondingly the respective per unit dollar distribution thresholds that must be achieved before the general partner is entitled to incentive compensation payments from the current threshold levels of $0.55, $0.635 and $0.825 per unit to the new levels of $0.25, $0.28 and $0.33 per unit;
? eliminate all of the outstanding subordinated limited partner units in our operating partnership and, as a result, provide that the common units will no longer accrue arrearages if the minimum quarterly distribution is not paid in full in any quarter; and ? eliminate, without payment of any consideration, all of the outstanding additional partnership interests, or APIs, issued to Salomon in exchange for its distribution support and, as a result, eliminate our obligation to redeem the APIs issued to Salomon in exchange for the distribution support if quarterly cash available for distributions exceeds specified levels.

Additionally, as a result of the approval of the proposal:

? Salomon has contributed to the operating partnership in cash the remaining distribution support of $3.8 million.
After payment of $1.4 million of transaction costs associated with the restructuring, we will pay a special distribution of the remaining cash of $2.4 million, or $0.28 per Common Unit, on December 28, 2000, to Common
Unitholders of record on December 18, 2000.
? Salomon has extended the expiration date of its $300 million credit support obligation to the subsidiary operating partnership from March 31, 2001, to December
31, 2001, under the current terms and conditions.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.

Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and
Oklahoma.

###